Exhibit 10.3

DaVita Inc. Restricted Stock Units Award under the DaVita Inc. 2002 Equity Compensation Plan

Sample Example

1234 Any Street

Apt. # A

Any Town, US 12345

SSN: 123-45-6789

In recognition of your continuing contributions toward making DaVita the Greatest Dialysis Company the World has ever seen, and as a reward for your hard work and commitment to living our Mission and our Values, you have been granted this award (the “Award”) of restricted stock units (“Restricted Stock Units” or “Units”) under DaVita’s 2002 Equity Compensation Plan (the “Plan”). This award represents your right to receive shares of common stock of DaVita Inc. (the “Company”), subject to your fulfillment of the vesting conditions set forth in this agreement (the “Agreement”).

The terms of your Award are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the terms of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control. Capitalized terms that are used here but that are not defined in this Agreement have the meanings given to them in the Plan. The most important terms of the Award are summarized as follows:

1. Award Date:	March 30, 2005

2. Number of Units:	5,000

3. Vesting Schedule:	1,667 on 03/30/2008
555 on 07/30/2008
556 on 11/30/2008
555 on 03/30/2009
556 on 07/30/2009
555 on 11/30/2009
556 on 03/30/2010

4. Conversion of Restricted Stock Units and Stock Issuance. Upon each vesting date of the Award (each, a “Vesting Date”), one share of Common Stock will become issuable to you for each Restricted Stock Unit that vests on such Vesting Date (the “Shares”). After the Vesting Date, the Company will issue the Shares to you, after reducing the Shares by a number of shares (if any) that are sold to satisfy your tax withholding obligations. No fractional shares will be issued under this Agreement, even though such fractions may result if a portion of a share must be sold to pay your withholding taxes.

5. Termination of Employment. You must be an employee of the Company on a Vesting Date in order to receive the Shares then vesting. Thus, Restricted Stock Units will not continue to vest if your employment terminates for any reason, including in the event you die, become disabled, retire, or change status to that of an independent contractor. In those circumstances, you will forfeit your right to any Restricted Stock Units that would otherwise vest after the date on which your employment is terminated.

6. Right to Shares. You will not have any right to the Shares subject to your Award until they are actually issued to you.

7. Taxes.

(a) Generally. You are ultimately liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company or any of its Subsidiaries takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any of its Subsidiaries makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares issuable pursuant to the Award. The Company and its Subsidiaries do not commit and are under no obligation to structure the Award to reduce or eliminate your tax liability. As a condition and term of this Award, no election under 83(b) of the United States Internal Revenue Code may be made by you or any other person with respect to all or any portion of the Award.

(b) Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), you must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. You may choose to satisfy your tax obligation in either of the following manners:

(i) By Sale of Shares. Unless you choose to satisfy the Tax Withholding Obligation by some other means in accordance with clause (ii) below, your acceptance of this Award constitutes your instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to withhold or sell on your behalf a whole number of Shares from those Shares issuable to you as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. Such Shares will be sold on the day the tax Withholding Obligation arises (e.g., a Vesting Date) or as soon thereafter as practicable. You will be responsible for all broker’s fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed your Tax Withholding Obligation, the Company agrees to pay such excess in cash to you through payroll or otherwise as soon as practicable. You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy your Tax Withholding Obligation. Accordingly, you agree to pay to the Company or any of its Subsidiaries as soon as practicable, including through additional payroll withholding, any amount of Tax Withholding Obligation that is not satisfied by the sale of Shares described above.

(ii) By Check, Wire Transfer or Other Means. At any time not less than ten (10) business days before any Tax Withholding Obligation arises (e.g., a Vesting Date), you may notify the Company of your intent to make a separate cash payment to satisfy your Tax Withholding Obligation. If you elect to satisfy your Tax Withholding Obligation in this manner, you will be asked to remit to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation within ten (10) business days after the Vesting Date by (a) delivery of a certified check payable to the Company, attn: Dan Chandler, Stock Plan Administrator, P.O Box 2076, Tacoma, Washington 98401-2076, or such other address as the Company may from time to time direct, (b) wire transfer to such account as the Company may direct, or (c) such other means as the Company may establish or permit. If you do not remit this amount to the Company within twenty (20) business days after the Vesting Date, the Company reserves the right to satisfy your Tax Withholding Obligation in the manner set out under paragraph (i) above in its sole discretion.

(c) Right to Retain Shares. The Company will not be able to issue any Shares to you until you satisfy the Tax Withholding Obligation.

8. Assignment. Your interest in this Award may not be assigned or alienated, whether voluntarily or involuntarily.

9. Amendments. This Award may be amended only by means of a written document signed by both you and the Company. Notwithstanding the foregoing, if there is a meaningful reduction, determined in the Company’s sole discretion, in you’re your duties and responsibilities and the level of your regular cash compensation for an extended or indefinite period of time, the Company reserves the right to unilaterally revoke some or all of the unvested portion of the Award.

10. Change of Control of the Company. Under certain circumstances, if the Company is sold, your entire Award will vest immediately. The specific rules regarding the circumstances in which full vesting would occur are contained in an exhibit to this Agreement.

11. Non-Competition/Non-Solicitation/Non-Disclosure

(a) You acknowledge and recognize the highly competitive nature of the business of the Company and accordingly agree that while you are an employee of the Company and for the one-year period following termination of such relationship, you will not (i) engage in or become an employee, director, principal or shareholder of, consultant to or equity participant in, any person, firm, partnership in, any person, firm, partnership, joint venture, association, corporation or other business organization, entity, or enterprise other than the Company that engages in activities that are in competition with the Company in the United States; (ii) (x) directly or indirectly induce any employee of the Company, its affiliates or its subsidiaries or any physician with privileges at a dialysis facility owned by the Company, its affiliates or its subsidiaries to (A) engage in any activity that you have agreed to refrain from pursuant to (i) above or (B) terminate his or her relationship with the Company or any of its affiliates or subsidiaries or (y) directly or indirectly employ, or offer employment to or other similar arrangement with, any person who is or was during the period of your employment or consulting or advisory relationship with the Company, or was beforehand, employed or engaged by the Company, its affiliates or subsidiaries, including but not limited to a medical director of a dialysis facility owned or operated by the Company, its subsidiaries or affiliates, or a physician with admitting privileges at a dialysis facility owned, operated or managed by Company, or one of its affiliates or subsidiaries, or (iii) take any action that results, or might reasonably result in any of the foregoing.

(b) In addition, you agree not to disclose or use for your own benefit or purposes or for the benefit or purposes of any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development, programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company (“Information”); provided, however, the foregoing shall not apply to (i) Information which is not unique to the Company, or (ii) Information which is generally known to the industry or the public other than as a result of your breach of his covenant, or (iii) disclosure that is required by any applicable law, rule or regulation. If you receive such a request to produce Information in your possession, you shall provide Company reasonable advance notice, in writing, prior to producing said Information, so as to give Company reasonable time to object to your producing said Information.

(c) If, at any time within (a) the Term of this Agreement, or (b) one (1) year after termination of employment for any reason, whichever is the latest, you (i) breach the non-competition provision of Section 11(a), (ii) breach the non-solicitation provision of Section 11(a), (iii) breach the non-disclosure provision of Section 11(b), (iv) are convicted of a felony, (v) have been adjudicated by a court of competent jurisdiction of having committed an act of fraud or dishonesty resulting or intending to result directly or indirectly in personal enrichment at the expense of the Company, or (vi) are excluded from participating in any federal health care program, then (1) this Agreement shall terminate effective on the date on which you enter into such activity, and (2) any consideration received by you as a result of this Award under this Agreement shall be paid by you to the Company.

12. Execution of Award Agreement. In order for this Award to be effective, you must sign one copy of it and return the signed original to Daniel Chandler, NO LATER THAN July 31, 2005.

Very truly yours, DAVITA INC.

Gary Beil

I, a resident of                                                            (state), accept and agree to the terms of the Restricted Stock Units Award described in this Agreement, acknowledge receipt of a copy of this Agreement, the Plan, and the applicable Plan Summary, and acknowledge that I have read them carefully and that I fully understand their contents.

Taxpayer ID:	123-45-6789

Award ID:	RSU000000
Award Date:	March 30, 2005	Sample Example

1234 Any Street
Apt. # A
Any Town, US 12345

Date: _________________________

EXHIBIT

Events Causing Full Vesting Awards

The shares subject to your Restricted Stock Units Award will become fully vested upon the Company experiencing a “Change of Control,” as that term is defined below:

Change of Control will mean:

(i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), or

(ii) any merger or consolidation or reorganization in which the Company does not survive, or

(iii) any merger or consolidation in which the Company survives, but the shares of the Company’s Common Stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the Company after such merger or consolidation, or

(iv) any transaction in which more than 50% of the Company’s assets are sold.

However, no transaction contemplated by clauses (i) through (iv) above shall constitute a Change of Control if both (x) the person acting as the Chief Executive Officer of the Company for the six months prior to such transaction becomes the Chief Executive Officer of the entity that has acquired control of the Company as a result of such transaction (the “Acquiror”) immediately after such transaction and remains the Chief Executive Officer for not less than one year following the transaction and (y) a majority of the Acquiror’s board of directors immediately after such transaction consist of persons who were directors of the Company immediately prior to such transaction.